Exhibit 5.1

Yigal Arnon & Co.
Law Firm

Tel Aviv | July 19, 2011

IncrediMail Ltd.
4 HaNechoshet St.
Tel-Aviv 69710, Israel

Re:     Registration Statement on Form F-3

Dear Sirs:

We have acted as Israeli counsel for IncrediMail Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with the preparation of the Company’s registration statement on Form F-3, as amended  (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") for registering an offering for resale by the selling shareholders of up to 1,020,000, ordinary shares of the Company, par value NIS 0.01 per share (the "Ordinary Shares"), from time to time, by the selling shareholders listed in the Registration Statement.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, we have assumed the truth of all facts communicated to us by the Company, and we have also assumed that all consents, minutes and protocols of meetings of the Company’s board of directors and shareholders’ meetings of the Company which have been provided to us are true, accurate and have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws.

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Ordinary Shares have been duly authorized and legally issued, fully paid and non-assessable.

We hereby consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/Yigal Arnon & Co.
Yigal Arnon & Co.